Exhibit 99.1

Contact:	Robert M. Gorman - (804) 523-7828
Executive Vice President / Chief Financial Officer

UNION BANKSHARES REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

Richmond, Va., January 28, 2015 - Union Bankshares Corporation (the “Company” or “Union”) (NASDAQ: UBSH) today reported net income of $15.1 million and earnings per share of $0.33 for its fourth quarter ended December 31, 2014. Excluding after-tax acquisition-related expenses of $563,000, operating earnings(1) for the quarter were $15.6 million and operating earnings per share(1) was $0.34. Net income for the year ended December 31, 2014 was $52.6 million and earnings per share was $1.14. For the year ended December 31, 2014, operating earnings were $66.3 million and operating earnings per share was $1.44.

“2014 was a year of significant progress and transformation for Union as a result of the StellarOne acquisition in January, which created the largest community bank headquartered in Virginia,” said G. William Beale, president and chief executive officer of Union Bankshares Corporation, “In 2014, the company was focused on smoothly integrating StellarOne into Union, achieving our cost savings targets and generating sustainable growth in the combined community banking franchise. I am pleased to note that our integration efforts have been successful as we delivered on each of the financial metrics we laid out when we announced the acquisition, experienced lower than projected customer attrition, and in the fourth quarter, generated the strong loan growth we expected as our lending team began to assert itself in our markets. Looking forward, we believe that work done this past year provides Union with the growth opportunities, asset base and footprint to continue to deliver a best-in-class customer experience, offer superior financial services and solutions, provide a rewarding experience for our teammates and generate top-tier financial performance for our shareholders.”

Select highlights for the fourth quarter include:

•	Operating earnings(1) for the community bank segment, which excludes after-tax acquisition-related expenses of $563,000, were $16.5 million, or $0.36 per share, for the fourth quarter compared to $16.7 million, or $0.36 per share for the third quarter. For the year ended December 31, 2014, the community bank segment’s operating earnings were $69.8 million, or $1.52 per share.
•	The mortgage segment reported a net loss of $889,000, or $0.02 per share, for the fourth quarter compared to a net loss of $628,000, or $0.01 per share, for the third quarter. For the year ended December 31, 2014, the mortgage segment reported a net loss of $3.5 million, or $0.08 per share.
•	Operating Return on Average Tangible Common Equity(1) (“ROTCE”) was 9.51% and 10.19% for the quarter and year ended December 31, 2014, respectively. The operating ROTCE(1) of the community bank segment was 10.10% for the fourth quarter and 10.84% for the full year.
•	Operating Return on Average Assets(1) (“ROA”) was 0.86% and 0.91% for the quarter and year ended December 31, 2014, respectively. The operating ROA(1) of the community bank segment was 0.91% for the fourth quarter and 0.96% for the full year.
•	Operating efficiency ratio(1) improved to 64.8% for the current quarter from 69.8% in the prior quarter. The operating efficiency ratio for the community bank segment was 62.1% for the fourth quarter.
•	Loan growth was strong during the quarter. Ending loan balances increased $175.0 million, or 13.5% on an annualized basis, from September 30, 2014 and $68.4 million, or 1.3%, from December 31, 2013, on a pro forma basis (including StellarOne loans). Average loans outstanding increased $24.1 million from the prior quarter.
•	On January 31, 2014, the Company’s Board of Directors authorized a share repurchase program to purchase up to $65.0 million worth of the Company’s common stock on the open market or in privately negotiated transactions. The repurchase program is authorized through December 31, 2015. As of January 23, 2015, approximately 2.2 million common shares had been repurchased and approximately $10.0 million remained available under the repurchase program.

(1)For a reconciliation of the non-GAAP measures operating earnings, earnings per share (“EPS”), ROTCE, ROA, and efficiency ratio, see “Alternative Performance Measures (non-GAAP)” section of the Key Financial Results.

NET INTEREST INCOME

Tax-equivalent net interest income was $65.1 million, a decrease of $1.5 million from the third quarter of 2014. The fourth quarter tax-equivalent net interest margin decreased 10 basis points to 4.01% from 4.11% in the previous quarter. Core tax-equivalent net interest margin (which excludes the 13 basis points impact of acquisition accounting accretion) decreased by 4 basis points from 3.92% in the previous quarter to 3.88%. The decrease in the core tax-equivalent net interest margin was principally due to a decrease in interest-earning asset yields (-5 basis points), outpacing the decline in cost of funds (+1 basis points). The decline in interest-earning asset yields was primarily driven by reinvestment of excess cash flows at lower rates during the quarter and lower loan yields, as new and renewed loans were originated and re-priced at lower rates.

The Company continues to believe that core net interest margin will decline modestly over the next several quarters as decreases in interest-earning asset yields are projected to outpace declines in interest-bearing liabilities rates.

The Company’s fully taxable equivalent net interest margin includes the impact of acquisition accounting fair value adjustments. The third and fourth quarters of 2014, full year 2014, and remaining estimated discount/premium and net accretion impact are reflected in the following table (dollars in thousands):

	Loan Accretion	Certificates of Deposit	Borrowings	Total

For the quarter ended September 30, 2014	$846	$1,998	$262	$3,106
For the quarter ended December 31, 2014	504	1,536	137	2,177
For the years ending:
2014	586	8,914	550	10,050
2015	2,430	1,843	175	4,448
2016	2,951	-	271	3,222
2017	3,143	-	170	3,313
2018	2,731	-	(143)	2,588
2019	2,128	-	(286)	1,842
Thereafter	12,717	-	(5,923)	6,794

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the fourth quarter, the Company experienced declines in both nonaccrual loan and other real estate owned (“OREO”) balances from the prior quarter. The decline in OREO balances was mostly attributable to sales of closed bank premises and foreclosed commercial real estate property during the quarter. The provision increased from the prior quarter due to increases in net charge-offs and loan growth. The allowance for loan losses to total loans ratio remained consistent with the prior quarter and was down from the prior year, while the allowance for loan losses to total loans, adjusted for acquisition accounting, ratio was down from both the prior quarter and the prior year. The magnitude of any change in the real estate market and its impact on the Company is still largely dependent upon continued recovery of residential housing and commercial real estate and the pace at which the local economies in the Company’s operating markets improve. All nonaccrual and past due loan metrics discussed below excludes purchased credit impaired loans (“PCI”) aggregating $105.8 million (net of fair value mark).

Nonperforming Assets (“NPAs”)

At December 31, 2014, nonperforming assets totaled $47.4 million, a decrease of $1.8 million, or 3.6%, from a year ago and a decline of $10.7 million, or 18.4%, from September 30, 2014. In addition, NPAs as a percentage of total outstanding loans declined 73 basis points from 1.62% a year earlier and 23 basis points from 1.12% last quarter to 0.89% in the current quarter. The following table shows a summary of asset quality balances at the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Nonaccrual loans, excluding PCI loans	$19,255	$20,279	$23,099	$14,722	$15,035
Foreclosed properties	23,058	28,783	33,739	35,487	34,116
Real estate investment	5,060	8,971	4,755	-	-
Total nonperforming assets	47,373	58,033	61,593	50,209	49,151

The following table shows the activity in nonaccrual loans for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Beginning Balance	$20,279	$23,099	$14,722	$15,035	$19,941
Net customer payments	(4,352)	(1,654)	(1,088)	(959)	(1,908)
Additions	7,413	1,099	11,087	1,362	3,077
Charge-offs	(1,839)	(604)	(137)	(152)	(4,336)
Loans returning to accruing status	(2,246)	(723)	(523)	-	(1,018)
Transfers to OREO	-	(938)	(962)	(564)	(721)
Ending Balance	$19,255	$20,279	$23,099	$14,722	$15,035

The following table shows the activity in OREO for the quarter ended (dollars in thousands):

	December 31,	September 30,	June 30,	March 31,	December 31,
	2014	2014	2014	2014	2013
Beginning Balance	$37,754	$38,494	$35,487	$34,116	$35,709
Additions of foreclosed property	367	2,553	1,619	5,404	1,326
Additions of former bank premises	63	4,814	6,052	-	-
Capitalized Improvements	424	203	59	-	101
Valuation Adjustments	(381)	(6,192)	(817)	(256)	(300)
Proceeds from sales	(11,362)	(2,216)	(3,913)	(3,800)	(2,483)
Gains (losses) from sales	1,253	98	7	23	(237)
Ending Balance	$28,118	$37,754	$38,494	$35,487	$34,116

During the fourth quarter of 2014, the majority of sales of OREO were related to closed bank premises and commercial real estate.

Past Due Loans

Past due loans totaled $48.1 million, or 0.90% of total loans, at December 31, 2014 compared to $26.5 million, or 0.87%, a year ago and $58.4 million, or 1.13%, at September 30, 2014. At December 31, 2014, loans past due 90 days or more and accruing interest totaled $10.0 million, or 0.19% of total loans, compared to $6.7 million, or 0.22%, a year ago and $16.1 million, or 0.31%, at September 30, 2014.

Charge-offs

For the quarter ended December 31, 2014, net charge-offs were $4.2 million, or 0.31% on an annualized basis, compared to $4.9 million, or 0.65%, for the same quarter last year and $1.1 million, or 0.08%, for the third quarter of 2014. Of the $4.2 million in loans charged off in the fourth quarter, $1.2 million, or 28.6%, related to impaired loans specifically reserved for in the prior period. For the year ended December 31, 2014, net charge-offs were $5.6 million, or 0.10% on an annualized basis, compared to $10.8 million, or 0.36%, for the prior year.

Provision

The provision for loan losses for the current quarter was $4.5 million, an increase of $3.3 million compared to the same quarter a year ago and an increase of $2.7 million from the previous quarter. The increase in provision for loan losses in the current quarter compared to the prior quarter was driven by increases in charge-offs and loan growth during the quarter.

Allowance for Loan Losses

The allowance for loan losses (“ALL”) increased $275,000 from September 30, 2014 to $32.4 million at December 31, 2014. The ALL as a percentage of the total loan portfolio, adjusted for purchase accounting (non-GAAP), was 1.08% at December 31, 2014, a decrease from 1.12% from the prior quarter and from 1.10% at December 31, 2013. The allowance for loan losses as a percentage of the total loan portfolio was 0.61% at December 31, 2014, 0.62% at September 30, 2014, and 0.99% at December 31, 2013. In acquisition accounting, there is no carryover of previously established allowance for loan losses.

The nonaccrual loan coverage ratio was 168.2% at December 31, 2014, compared to 158.3% at September 30, 2014 and 200.4% at December 31, 2013. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, current risk ratings on loans, net charge-off activity, loan growth, delinquency trends, and other credit risk factors that the Company considers important in assessing the adequacy of the allowance for loan losses.

NONINTEREST INCOME

Noninterest income declined $1.4 million from $16.3 million in the prior quarter to $14.9 million. Gains on sales of securities decreased $749,000 from the prior quarter to $246,000. Gains on sales of mortgage loans, net of commissions, decreased $815,000, or 31.4%, from the prior quarter, driven by decreased mortgage loan originations. Mortgage loan originations declined by $22.8 million, or 12.8%, in the current quarter to $155.2 million from $178.0 million in the third quarter. Of the loan originations in the current quarter, 37.8% were refinances, which was an increase from 28.6% in the prior quarter. These decreases in noninterest income were partially offset by increased fiduciary and asset management fees of $162,000, primarily due to higher gross brokerage commissions.

NONINTEREST EXPENSE

Noninterest expense decreased $6.9 million, or 11.5%, to $52.6 million from $59.5 million when compared to the prior quarter. Excluding acquisition-related costs, which were $821,000 and $1.7 million in the current and previous quarters, respectively, noninterest expense decreased $6.0 million, or 10.4%, from the prior quarter to $51.8 million. The decrease in noninterest expense is primarily driven by a $6.6 million decrease in OREO and credit-related expenses related to lower valuation write-downs of $5.7 million and increased gains on sale of OREO of $1.2 million offset by slightly higher credit-related costs of $247,000. Additionally, marketing expense declined $479,000 from the prior quarter. Partially offsetting these declines, professional fees increased $298,000 and other expenses increased primarily due to fraud-related losses of $515,000. The Company’s operating efficiency ratio declined to 64.8% from 69.8% in the third quarter.

BALANCE SHEET

At December 31, 2014, total assets were $7.4 billion, an increase of $3.2 billion from December 31, 2013, reflecting the impact of the StellarOne acquisition, and an increase of $164.8 million, or 2.29%, from September 30, 2014.

At December 31, 2014, loans net of unearned income were $5.3 billion, an increase of $175.0 million, or 13.5% (annualized), from September 30, 2014, while average loans increased $24.1 million, or 1.9% (annualized). On a proforma basis, including StellarOne loan balances, period end loan balances increased $68.4 million, or 1.3%, when compared to December 31, 2013.

At December 31, 2014, total deposits were $5.6 billion, an increase of $4.7 million from September 30, 2014, while average deposits declined $39.7 million, or 2.8% (annualized). On a proforma basis, including StellarOne deposit balances, period end deposit balances declined $76.1 million, or 1.3%, when compared to December 31, 2013.

The Company’s capital ratios continued to be considered “well capitalized” for regulatory purposes. The Company’s estimated ratios of total capital to risk-weighted assets and Tier 1 capital to risk-weighted assets as of December 31, 2014 were 13.39% and 12.77%, respectively. As of December 31, 2013, the Company’s ratio of total capital to risk-weighted assets and Tier 1 capital to risk-weighted assets were 14.17% and 13.05%, respectively, and were 13.71% and 13.07%, respectively, as of September 30, 2014. The Company’s common equity to asset ratios at December 31, 2014, September 30, 2014 and December 31, 2013 were 13.29%, 13.59%, and 10.49%, respectively, while its tangible common equity to tangible assets ratio was 9.28%, 9.42%, and 8.94% at December 31, 2014, September 30, 2014, and December 31, 2013, respectively.

COMMUNITY BANK SEGMENT INFORMATION

The community bank segment reported net income of $16.0 million for the fourth quarter, an increase of $409,000, or 2.6%, from $15.6 million in the third quarter. Excluding after-tax acquisition-related expenses of $563,000 million and $1.1 million in the current and prior quarters, respectively, operating earnings decreased $130,000 from the prior quarter to $16.5 million. As previously discussed, the provision for loan losses increased $2.7 million from the prior quarter due to increased charge-off levels and loan growth during the quarter. Net interest income was $62.9 million, a decrease of $1.3 million from the third quarter due primarily to lower acquisition-related accretion income.

Noninterest income decreased $972,000 from $13.9 million in the prior quarter to $12.9 million. The primary driver of the decrease in noninterest income was the $749,000 decline in gains on sales of securities from $995,000 in the prior quarter to $246,000 in the current quarter. In addition, interest received on previously charged off loans declined $215,000 from the prior quarter.

Noninterest expense decreased $6.7 million from $55.8 million to $49.1 million. Excluding acquisition-related costs, which were $821,000 and $1.7 million in the current quarter and previous quarter, respectively, noninterest expense decreased $5.8 million, or 10.7%, compared to the prior quarter. The decrease in noninterest expense is primarily driven by a $6.6 million decrease in OREO and credit-related expenses related to lower valuation write-downs of $5.7 million and increased gains on sale of OREO of $1.2 million offset by slightly higher credit-related costs of $247,000. Additionally, marketing expense decreased $467,000 from the prior quarter. Partially offsetting these declines, professional fees increased $329,000 and other expenses increased primarily due to fraud-related losses of $515,000. The community banking segment’s operating efficiency ratio decreased to 62.1% in the fourth quarter from 67.5% in the prior quarter.

MORTGAGE SEGMENT INFORMATION

The mortgage segment reported a net loss of $889,000 for the fourth quarter, an increased loss of $261,000 from a net loss of $628,000 in the third quarter. Noninterest income declined $462,000 during the quarter due to lower gains on sales of mortgage loans, net of commissions, partially offset by nonrecurring income of $334,000. Gains on sales of mortgage loans, net of commissions, decreased $815,000, primarily related to lower mortgage loan originations.  Mortgage loan originations decreased by $22.8 million, or 12.8%, in the current quarter to $155.2 million from $178.0 million in the third quarter. Of the loan originations in the current quarter, 37.8% were refinances, which was an increase from 28.6% in the prior quarter. Noninterest expenses decreased $224,000, or 5.8%, from $3.9 million in the prior quarter to $3.7 million, primarily related to declines in salaries and occupancy expense. Included in noninterest expense is approximately $250,000 of nonrecurring costs incurred in the fourth quarter related to severance and lease terminations, as a result of management’s continued efforts to streamline the mortgage segment’s processes and cost structure to align with the overall lower mortgage origination levels it has been experiencing over the last several quarters.

* * * * * * *

ABOUT UNION BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union Bankshares Corporation (NASDAQ: UBSH) is the holding company for Union First Market Bank, which has 131 banking offices and more than 200 ATMs located throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products.

Additional information on the Company is available at http://investors.bankatunion.com

Union Bankshares Corporation will hold a conference call on Wednesday, January 28th, at 9:00 a.m. Eastern Time during which management will review earnings and performance trends. Callers wishing to participate may call toll-free by dialing (877) 668-4908. The conference ID number is 66429855.

NON-GAAP MEASURES

In reporting the results of the quarter and year ended December 31, 2014, the Company has provided supplemental performance measures on an operating or tangible basis. Operating measures exclude acquisition costs unrelated to the Company’s normal operations. The Company believes these measures are useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events.  Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements.  Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, the stock and bond markets, accounting standards or interpretations of existing standards, technology, consumer spending and savings habits, and mergers and acquisitions, including integration risk in connection with the Company’s acquisition of StellarOne such as potential deposit attrition, higher than expected costs, customer loss and business disruption, including, without limitation, potential difficulties in maintaining relationships with key personnel, and other integration related-matters.  More information is available on the Company’s website, http://investors.bankatunion.com. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES
KEY FINANCIAL RESULTS
(Dollars in thousands, except share data)

	Three Months Ended			Year Ended
	12/31/14	09/30/14	12/31/13	12/31/14	12/31/13
Results of Operations
Interest and dividend income	$68,511	$69,591	$43,315	$274,945	$172,127
Interest expense	5,446	5,112	4,702	19,927	20,501
Net interest income	63,065	64,479	38,613	255,018	151,626
Provision for loan losses	4,500	1,800	1,206	7,800	6,056
Net interest income after provision for loan losses	58,565	62,679	37,407	247,218	145,570
Noninterest income	14,901	16,318	8,379	61,287	38,728
Noninterest expenses	52,634	59,497	35,375	238,552	137,289
Income before income taxes	20,832	19,500	10,411	69,953	47,009
Income tax expense	5,760	4,576	2,306	17,362	12,513
Net income	$15,072	$14,924	$8,105	$52,591	$34,496

Interest earned on earning assets (FTE)	$70,516	$71,649	$44,702	$283,072	$177,383
Net interest income (FTE)	65,070	66,537	40,000	263,145	156,882
Core deposit intangible amortization	2,334	2,391	919	9,795	3,797

Net income - community bank segment	$15,961	$15,552	$10,002	$56,089	$37,155
Net income (loss) - mortgage segment	(889)	(628)	(1,897)	(3,498)	(2,659)

Key Ratios
Earnings per common share, diluted	$0.33	$0.33	$0.32	$1.14	$1.38
Return on average assets (ROA)	0.83%	0.82%	0.79%	0.73%	0.85%
Return on average equity (ROE)	6.09%	6.04%	7.30%	5.34%	7.91%
Return on average tangible common equity (ROTCE)	9.17%	9.14%	8.73%	8.08%	9.51%
Efficiency ratio (FTE)	65.82%	71.81%	73.12%	73.53%	70.19%
Efficiency ratio - community bank segment (FTE)	63.16%	69.61%	66.02%	70.92%	65.81%
Efficiency ratio - mortgage bank segment (FTE)	155.98%	133.59%	288.43%	148.71%	130.58%
Net interest margin (FTE)	4.01%	4.11%	4.27%	4.09%	4.22%
Net interest margin, core (FTE) (1)	3.88%	3.92%	4.24%	3.93%	4.18%
Yields on earning assets (FTE)	4.35%	4.43%	4.77%	4.40%	4.77%
Cost of interest-bearing liabilities (FTE)	0.43%	0.40%	0.64%	0.39%	0.70%
Cost of funds	0.34%	0.32%	0.50%	0.31%	0.55%

Key Operating Ratios - excluding merger costs (non-GAAP) (3)
Consolidated
Operating net income	$15,635	$16,026	$8,756	$66,315	$36,538
Operating diluted earnings per share	$0.34	$0.35	$0.35	$1.44	$1.46
Operating return on average assets	0.86%	0.88%	0.85%	0.91%	0.90%
Operating return on average equity	6.32%	6.49%	7.89%	6.74%	8.38%
Operating return on average tangible common equity	9.51%	9.82%	9.43%	10.19%	10.07%
Operating efficiency ratio (FTE)	64.79%	69.76%	71.59%	67.26%	69.10%

Community Bank Segment
Operating net income	$16,524	$16,654	$10,653	$69,813	$39,197
Operating diluted earnings per share	$0.36	$0.36	$0.43	$1.52	$1.57
Operating return on average assets	0.91%	0.91%	1.04%	0.96%	0.97%
Operating return on average equity	6.70%	6.77%	9.79%	7.14%	9.18%
Operating return on average tangible common equity	10.10%	10.26%	11.74%	10.84%	11.08%
Operating efficiency ratio (FTE)	62.10%	67.50%	64.45%	64.44%	64.65%

	Three Months Ended			Year Ended
	12/31/14	09/30/14	12/31/13	12/31/14	12/31/13

Capital Ratios
Tier 1 risk-based capital ratio (5)	12.77%	13.07%	13.05%	12.77%	13.05%
Total risk-based capital ratio (5)	13.39%	13.71%	14.17%	13.39%	14.17%
Leverage ratio (Tier 1 capital to average assets) (5)	10.64%	10.55%	10.70%	10.64%	10.70%
Common equity to total assets	13.29%	13.59%	10.49%	13.29%	10.49%
Tangible common equity to tangible assets	9.28%	9.42%	8.94%	9.28%	8.94%

Financial Condition
Assets	$7,359,171	$7,194,334	$4,176,571	$7,359,171	$4,176,571
Loans, net of unearned income	5,345,996	5,171,003	3,039,368	5,345,996	3,039,368
Earning Assets	6,566,504	6,382,463	3,802,870	6,566,504	3,802,870
Goodwill	293,522	296,876	59,400	293,522	59,400
Core deposit intangibles, net	31,755	34,089	11,980	31,755	11,980
Deposits	5,638,770	5,634,050	3,236,842	5,638,770	3,236,842
Stockholders' equity	978,025	977,673	438,239	978,025	438,239
Tangible common equity	652,748	646,708	366,859	652,748	366,859

Loans, net of unearned income
Raw land and lots	$211,225	$210,557	$187,529	$211,225	$187,529
Commercial construction	341,280	303,576	213,675	341,280	213,675
Commercial real estate	2,384,602	2,279,708	1,256,669	2,384,602	1,256,669
Single family investment real estate	412,494	407,972	237,640	412,494	237,640
Commercial and industrial	393,776	380,613	215,702	393,776	215,702
Other commercial	81,106	79,356	52,490	81,106	52,490
Consumer	1,521,513	1,509,221	875,663	1,521,513	875,663
Total loans, net of unearned income	$5,345,996	$5,171,003	$3,039,368	$5,345,996	$3,039,368

Interest-Bearing Deposits
NOW accounts	$1,332,029	$1,260,267	$498,068	$1,332,029	$498,068
Money market accounts	1,261,520	1,276,560	940,215	1,261,520	940,215
Savings accounts	548,526	552,309	235,034	548,526	235,034
Time deposits of $100,000 and over	550,842	565,934	427,597	550,842	427,597
Other time deposits	746,475	774,637	444,254	746,475	444,254
Total interest-bearing deposits	$4,439,392	$4,429,707	$2,545,168	$4,439,392	$2,545,168
Demand deposits	1,199,378	1,204,343	691,674	1,199,378	691,674
Total deposits	$5,638,770	$5,634,050	$3,236,842	$5,638,770	$3,236,842

Averages
Assets	$7,238,020	$7,241,824	$4,075,443	$7,251,022	$4,052,068
Loans, net of unearned income	5,220,223	5,196,116	3,004,186	5,235,471	2,985,733
Loans held for sale	34,740	50,393	50,819	46,917	105,450
Securities	1,145,458	1,143,303	650,351	1,125,002	614,858
Earning assets	6,433,992	6,423,743	3,715,003	6,437,681	3,716,849
Deposits	5,660,824	5,701,752	3,232,688	5,675,521	3,255,626
Certificates of deposit	1,318,005	1,370,299	892,164	1,390,308	961,359
Interest-bearing deposits	4,437,178	4,507,247	2,536,769	4,511,489	2,591,423
Borrowings	536,639	507,882	363,889	536,061	322,716
Interest-bearing liabilities	4,973,817	5,015,129	2,900,658	5,047,550	2,914,139
Stockholders' equity	982,147	979,659	440,344	984,582	436,064
Tangible common equity	652,417	647,473	368,523	651,087	362,859

	Three Months Ended			Year Ended
	12/31/14	09/30/14	12/31/13	12/31/14	12/31/13
Asset Quality
Allowance for Loan Losses (ALL)
Beginning balance	$32,109	$31,379	$33,877	$30,135	$34,916
Add: Recoveries	603	695	889	3,469	2,781
Less: Charge-offs	4,828	1,765	5,837	9,020	13,618
Add: Provision for loan losses	4,500	1,800	1,206	7,800	6,056
Ending balance	$32,384	$32,109	$30,135	$32,384	$30,135

ALL / total outstanding loans	0.61%	0.62%	0.99%	0.61%	0.99%
ALL / total outstanding loans, adjusted for acquisition accounting (2)	1.08%	1.12%	1.10%	1.08%	1.10%
Net charge-offs / total outstanding loans	0.31%	0.08%	0.65%	0.10%	0.36%
Provision / total outstanding loans	0.33%	0.14%	0.16%	0.15%	0.20%
Nonperforming Assets
Commercial	$15,719	$14,836	$12,031	$15,719	$12,031
Consumer	3,536	5,443	3,004	3,536	3,004
Nonaccrual loans	19,255	20,279	15,035	19,255	15,035
Other real estate owned	28,118	37,754	34,116	28,118	34,116
Total nonperforming assets (NPAs)	47,373	58,033	49,151	47,373	49,151
Commercial	3,251	9,096	3,087	3,251	3,087
Consumer	6,796	7,022	3,659	6,796	3,659
Loans ≥ 90 days and still accruing	10,047	16,118	6,746	10,047	6,746
Total nonperforming assets and loans ≥ 90 days	$57,420	$74,151	$55,897	$57,420	$55,897
NPAs / total outstanding loans	0.89%	1.12%	1.62%	0.89%	1.62%
NPAs / total assets	0.64%	0.81%	1.18%	0.64%	1.18%
ALL / nonperforming loans	168.19%	158.33%	200.43%	168.19%	200.43%
ALL / nonperforming assets	68.36%	55.33%	61.31%	68.36%	61.31%
Past Due Detail
Commercial	$2,692	$2,554	$1,017	$2,692	$1,017
Consumer	6,038	6,726	2,330	6,038	2,330
Loans 60-89 days past due	$8,730	$9,280	$3,347	$8,730	$3,347
Commercial	$9,682	$8,580	$3,839	$9,682	$3,839
Consumer	19,615	24,430	12,592	19,615	12,592
Loans 30-59 days past due	$29,297	$33,010	$16,431	$29,297	$16,431
Commercial	$94,235	$106,021	$2,732	$94,235	$2,732
Consumer	11,553	13,722	890	11,553	890
Purchased impaired	$105,788	$119,743	$3,622	$105,788	$3,622
Troubled Debt Restructurings
Performing	$22,829	$26,243	$34,520	$22,829	$34,520
Nonperforming	3,948	2,728	7,304	3,948	7,304
Total troubled debt restructurings	$26,777	$28,971	$41,824	$26,777	$41,824

Per Share Data
Earnings per common share, basic	$0.33	$0.33	$0.32	$1.14	$1.38
Earnings per common share, diluted	0.33	0.33	0.32	1.14	1.38
Cash dividends paid per common share	0.15	0.15	0.14	0.58	0.54
Market value per share	24.08	23.10	24.81	24.08	24.81
Book value per common share	21.75	21.58	17.56	21.75	17.56
Tangible book value per common share	14.40	14.27	14.69	14.40	14.69
Price to earnings ratio, diluted	18.39	17.64	19.54	21.12	17.98
Price to book value per common share ratio	1.11	1.07	1.41	1.11	1.41
Price to tangible common share ratio	1.67	1.62	1.69	1.67	1.69
Weighted average common shares outstanding, basic	45,341,854	45,649,309	24,939,360	46,036,023	24,975,077
Weighted average common shares outstanding, diluted	45,426,861	45,738,554	25,028,760	46,130,895	25,030,711
Common shares outstanding at end of period	45,162,853	45,514,028	24,976,434	45,162,853	24,976,434

	Three Months Ended			Year Ended
	12/31/14	09/30/14	12/31/13	12/31/14	12/31/13
Alternative Performance Measures (non-GAAP)
Operating Earnings (3)
Net Income (GAAP)	$15,072	$14,924	$8,105	$52,591	$34,496
Plus: Merger and conversion related expense, after tax	563	1,102	651	13,724	2,042
Net operating earnings (loss) (non-GAAP)	$15,635	$16,026	$8,756	$66,315	$36,538

Operating earnings per share - Basic	$0.34	$0.35	$0.35	$1.44	$1.46
Operating earnings per share - Diluted	0.34	0.35	0.35	1.44	1.46
Operating ROA	0.86%	0.88%	0.85%	0.91%	0.90%
Operating ROE	6.32%	6.49%	7.89%	6.74%	8.38%
Operating ROTCE	9.51%	9.82%	9.43%	10.19%	10.07%

Community Bank Segment Operating Earnings (3)
Net Income (GAAP)	$15,961	$15,552	$10,002	$56,089	$37,155
Plus: Merger and conversion related expense, after tax	563	1,102	651	13,724	2,042
Net operating earnings (loss) (non-GAAP)	$16,524	$16,654	$10,653	$69,813	$39,197

Operating earnings per share - Basic	$0.36	$0.36	$0.43	$1.52	$1.57
Operating earnings per share - Diluted	0.36	0.36	0.43	1.52	1.57
Operating ROA	0.91%	0.91%	1.04%	0.96%	0.97%
Operating ROE	6.70%	6.77%	9.79%	7.14%	9.18%
Operating ROTCE	10.10%	10.26%	11.74%	10.84%	11.08%

Operating Efficiency Ratio FTE (3)
Net Interest Income (GAAP)	$63,065	$64,479	$38,613	$255,018	$151,626
FTE adjustment	2,005	2,058	1,387	8,127	5,256
Net Interest Income (FTE)	$65,070	$66,537	$40,000	$263,145	$156,882
Noninterest Income (GAAP)	14,901	16,318	8,379	61,287	38,728
Noninterest Expense (GAAP)	$52,634	$59,497	$35,375	$238,552	$137,289
Merger and conversion related expense	821	1,695	739	20,345	2,132
Noninterest Expense (Non-GAAP)	$51,813	$57,802	$34,636	$218,207	$135,157

Operating Efficiency Ratio FTE (non-GAAP)	64.79%	69.76%	71.59%	67.26%	69.10%

Community Bank Segment Operating Efficiency Ratio FTE (3)
Net Interest Income (GAAP)	$62,866	$64,162	$38,363	$253,956	$149,975
FTE adjustment	2,005	2,058	1,387	8,126	5,256
Net Interest Income (FTE)	$64,871	$66,220	$39,750	$262,082	$155,231
Noninterest Income (GAAP)	12,912	13,884	7,226	51,878	27,492
Noninterest Expense (GAAP)	$49,126	$55,764	$31,014	$222,647	$120,256
Merger and conversion related expense	821	1,695	739	20,345	2,132
Noninterest Expense (Non-GAAP)	$48,305	$54,069	$30,275	$202,302	$118,124

Operating Efficiency Ratio FTE (non-GAAP)	62.10%	67.50%	64.45%	64.44%	64.65%

Tangible Common Equity (4)
Ending equity	$978,025	$977,673	$438,239	$978,025	$438,239
Less: Ending goodwill	293,522	296,876	59,400	293,522	59,400
Less: Ending core deposit intangibles	31,755	34,089	11,980	31,755	11,980
Ending tangible common equity	$652,748	$646,708	$366,859	$652,748	$366,859

Average equity	$982,147	$979,659	$440,344	$984,582	$436,064
Less: Average trademark intangible	-	-	-	-	1
Less: Average goodwill	296,855	296,876	59,400	296,870	59,400
Less: Average core deposit intangibles	32,875	35,310	12,421	36,625	13,804
Average tangible common equity	$652,417	$647,473	$368,523	$651,087	$362,859

	Three Months Ended			Year Ended
	12/31/14	09/30/14	12/31/13	12/31/14	12/31/13
ALL to loans, adjusted for acquisition accounting (non-GAAP)(2)
Allowance for loan losses	$32,384	$32,109	$30,135	$32,384	$30,135
Remaining credit mark on purchased performing loans	24,340	25,064	3,341	24,340	3,341
Adjusted allowance for loan losses	56,724	57,173	33,476	56,724	33,476

Loans, net of unearned income	5,345,996	5,171,003	3,039,368	5,345,996	3,039,368
Remaining credit mark on purchased performing loans	24,340	25,064	3,341	24,340	3,341
Less: Purchased credit impaired loans, net of credit mark	105,788	119,743	3,622	105,788	3,622
Adjusted loans, net of unearned income	$5,264,548	$5,076,324	$3,039,087	$5,264,548	$3,039,087

ALL / gross loans, adjusted for acquisition accounting	1.08%	1.12%	1.10%	1.08%	1.10%

Mortgage Origination Volume
Refinance Volume	$58,662	$50,959	$47,887	$202,584	$366,262
Construction Volume	25,764	36,645	25,248	133,952	119,383
Purchase Volume	70,775	90,388	83,043	340,838	455,766
Total Mortgage loan originations	$155,201	$177,992	$156,178	$677,374	$941,411
% of originations that are refinances	37.80%	28.63%	30.70%	29.91%	38.90%

Other Data
End of period full-time employees	1,471	1,483	1,024	1,471	1,024
Number of full-service branches	131	131	90	131	90
Number of full automatic transaction machines (ATMs)	201	201	154	201	154

(1) The core net interest margin, fully taxable equivalent (“FTE”) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.

(2) The allowance for loan losses, adjusted for acquisition accounting (non-GAAP) ratio includes an adjustment for the credit mark on purchased performing loans. The purchased performing loans are reported net of the related credit mark in loans, net of unearned income, on the Company’s Consolidated Balance Sheet; therefore, the credit mark is added back to the balance to represent the total loan portfolio. The adjusted allowance for loan losses, including the credit mark, represents the total reserve on the Company’s loan portfolio. The PCI loans, net of the respective credit mark, are removed from the loans, net of unearned income, as these loans are not covered by the allowance established by the Company unless changes in expected cash flows indicate that one of the PCI loan pools are impaired, at which time an allowance for PCI loans will be established. GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. The Company believes the presentation of the allowance for loan losses, adjusted for acquisition accounting, ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company, and the credit mark on the purchased performing loans represents the allowance associated with those purchased loans. The Company believes that this measure is a better reflection of the reserves on the Company’s loan portfolio.

(3) The Company has provided supplemental performance measures which the Company believes may be useful to investors as they exclude non-operating adjustments resulting from acquisition activity and allow investors to see the combined economic results of the organization. These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies.

(4) Tangible common equity is used in the calculation of certain capital and per share ratios. The Company believes tangible common equity and the related ratios are meaningful measures of capital adequacy because they provide a meaningful base for period-to-period and company-to-company comparisons, which the Company believes will assist investors in assessing the capital of the Company and its ability to absorb potential losses.

(5) December 31, 2014 ratios are estimates and subject to change pending the filing of the FR Y9-C. All other periods presented as filed.

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data)

	December 31,	December 31,
	2014	2013
	(Unaudited)	(Audited)
ASSETS
Cash and cash equivalents:
Cash and due from banks	$112,752	$66,090
Interest-bearing deposits in other banks	19,344	6,781
Money market investments	1	1
Federal funds sold	1,163	151
Total cash and cash equivalents	133,260	73,023

Securities available for sale, at fair value	1,102,114	677,348
Restricted stock, at cost	54,854	26,036

Loans held for sale, net	43,032	53,185

Loans, net of unearned income	5,345,996	3,039,368
Less allowance for loan losses	32,384	30,135
Net loans	5,313,612	3,009,233

Bank premises and equipment, net	135,247	82,815
Other real estate owned, net of valuation allowance	28,118	34,116
Core deposit intangibles, net	31,755	11,980
Goodwill	293,522	59,400
Bank owned life insurance	139,005	88,468
Other assets	84,652	60,967
Total assets	$7,359,171	$4,176,571

LIABILITIES
Noninterest-bearing demand deposits	$1,199,378	$691,674
Interest-bearing deposits	4,439,392	2,545,168
Total deposits	5,638,770	3,236,842

Securities sold under agreements to repurchase	44,393	52,455
Other short-term borrowings	343,000	211,500
Long-term borrowings	299,542	199,359
Other liabilities	55,441	38,176
Total liabilities	6,381,146	3,738,332

Commitments and contingencies

STOCKHOLDERS' EQUITY
Common stock, $1.33 par value, shares authorized 100,000,000 and 36,000,000, respectively; issued and outstanding, 45,162,853 shares and 24,976,434 shares, respectively.	59,795	33,020
Surplus	643,443	170,770
Retained earnings	262,532	236,639
Accumulated other comprehensive income (loss)	12,255	(2,190)
Total stockholders' equity	978,025	438,239

Total liabilities and stockholders' equity	$7,359,171	$4,176,571

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2014	2013	2014	2013

Interest and dividend income:
Interest and fees on loans	$61,369	$38,741	$246,365	$155,547
Interest on federal funds sold	1	-	1	1
Interest on deposits in other banks	19	3	60	17
Interest and dividends on securities:
Taxable	3,834	2,345	15,226	8,202
Nontaxable	3,288	2,226	13,293	8,360
Total interest and dividend income	68,511	43,315	274,945	172,127

Interest expense:
Interest on deposits	3,201	3,064	11,034	14,097
Interest on federal funds purchased	1	27	50	89
Interest on short-term borrowings	143	95	516	265
Interest on long-term borrowings	2,101	1,516	8,327	6,050
Total interest expense	5,446	4,702	19,927	20,501

Net interest income	63,065	38,613	255,018	151,626
Provision for loan losses	4,500	1,206	7,800	6,056
Net interest income after provision for loan losses	58,565	37,407	247,218	145,570

Noninterest income:
Service charges on deposit accounts	4,440	2,399	17,721	9,492
Other service charges, commissions and fees	3,701	2,176	14,983	8,607
Fiduciary and asset management fees	2,282	1,324	9,036	5,183
Gains on sales of mortgage loans, net of commissions	1,782	1,319	9,707	11,900
Gains (losses) on securities transactions, net	246	(26)	1,695	21
Gains (losses) on sales of bank premises	200	(3)	(184)	(340)
Bank owned life insurance income	1,181	800	4,648	2,311
Other operating income	1,069	390	3,681	1,554
Total noninterest income	14,901	8,379	61,287	38,728

Noninterest expenses:
Salaries and benefits	25,338	17,076	107,804	70,369
Occupancy expenses	4,952	3,105	20,136	11,543
Furniture and equipment expenses	3,317	1,633	11,872	6,884
Printing, postage, and supplies	1,242	712	4,924	2,970
Communications expense	1,161	611	4,902	2,681
Technology and data processing	3,319	1,975	12,465	7,754
Professional services	1,697	1,237	5,594	3,419
Marketing and advertising expense	1,585	1,135	6,406	4,312
FDIC assessment premiums and other insurance	1,562	805	6,125	3,110
Other taxes	1,432	787	5,784	3,181
Loan-related expenses	685	451	2,672	2,447
OREO and credit-related expenses (recovery)	(89)	1,721	10,164	4,880
Amortization of intangible assets	2,334	919	9,795	3,831
Acquisition and conversion costs	821	739	20,345	2,132
Other expenses	3,278	2,469	9,564	7,776
Total noninterest expenses	52,634	35,375	238,552	137,289

Income before income taxes	20,832	10,411	69,953	47,009
Income tax expense	5,760	2,306	17,362	12,513
Net income	$15,072	$8,105	$52,591	$34,496
Earnings per common share, basic	$0.33	$0.32	$1.14	$1.38
Earnings per common share, diluted	$0.33	$0.32	$1.14	$1.38

UNION BANKSHARES CORPORATION AND SUBSIDIARIES

SEGMENT FINANCIAL INFORMATION

(Dollars in thousands)

	Community Bank	Mortgage	Eliminations	Consolidated
Three Months Ended December 31, 2014
Net interest income	$62,866	$199	$-	$63,065
Provision for loan losses	4,500	-	-	4,500
Net interest income after provision for loan losses	58,366	199	-	58,565
Noninterest income	12,912	2,160	(171)	14,901
Noninterest expenses	49,126	3,679	(171)	52,634
Income (loss) before income taxes	22,152	(1,320)	-	20,832
Income tax expense (benefit)	6,191	(431)	-	5,760
Net income (loss)	$15,961	$(889)	$-	$15,072
Plus: Merger and conversion related expense, after tax	563	-	-	563
Net operating earnings (loss) (non-GAAP)	$16,524	$(889)	$-	$15,635
Total assets	$7,354,586	$51,485	$(46,900)	$7,359,171

Three Months Ended December 31, 2013
Net interest income	$38,363	$250	$-	$38,613
Provision for loan losses	1,206	-	-	1,206
Net interest income after provision for loan losses	37,157	250	-	37,407
Noninterest income	7,226	1,320	(167)	8,379
Noninterest expenses	31,014	4,528	(167)	35,375
Income (loss) before income taxes	13,369	(2,958)	-	10,411
Income tax expense (benefit)	3,367	(1,061)	-	2,306
Net income (loss)	$10,002	$(1,897)	$-	$8,105
Plus: Merger and conversion related expense, after tax	651	-	-	651
Net operating earnings (loss) (non-GAAP)	$10,653	$(1,897)	$-	$8,756
Total assets	$4,170,682	$63,715	$(57,826)	$4,176,571

Year Ended December 31, 2014
Net interest income	$253,956	$1,062	$-	$255,018
Provision for loan losses	7,800	-	-	7,800
Net interest income after provision for loan losses	246,156	1,062	-	247,218
Noninterest income	51,878	10,091	(682)	61,287
Noninterest expenses	222,647	16,587	(682)	238,552
Income (loss) before income taxes	75,387	(5,434)	-	69,953
Income tax expense (benefit)	19,298	(1,936)	-	17,362
Net income (loss)	$56,089	$(3,498)	$-	$52,591
Plus: Merger and conversion related expense, after tax	13,724	-	-	13,724
Net operating earnings (loss) (non-GAAP)	$69,813	$(3,498)	$-	$66,315
Total assets	$7,354,586	$51,485	$(46,900)	$7,359,171

Year Ended December 31, 2013
Net interest income	$149,975	$1,651	$-	$151,626
Provision for loan losses	6,056	-	-	6,056
Net interest income after provision for loan losses	143,919	1,651	-	145,570
Noninterest income	27,492	11,906	(670)	38,728
Noninterest expenses	120,256	17,703	(670)	137,289
Income (loss) before income taxes	51,155	(4,146)	-	47,009
Income tax expense (benefit)	14,000	(1,487)	-	12,513
Net income (loss)	$37,155	$(2,659)	$-	$34,496
Plus: Merger and conversion related expense, after tax	2,042	-	-	2,042
Net operating earnings (loss) (non-GAAP)	$39,197	$(2,659)	$-	$36,538
Total assets	$4,170,682	$63,715	$(57,826)	$4,176,571

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Quarter Ended
	December 31, 2014			September 30, 2014
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$739,227	$3,834	2.06%	$738,932	$3,883	2.08%
Tax-exempt	406,231	5,059	4.94%	404,371	5,150	5.05%
Total securities	1,145,458	8,893	3.08%	1,143,303	9,033	3.13%
Loans, net (2) (3)	5,220,223	61,272	4.66%	5,196,116	62,082	4.74%
Loans held for sale	34,740	331	3.78%	50,393	513	4.04%
Federal funds sold	1,292	1	0.21%	684	-	0.18%
Money market investments	1	-	0.00%	1	-	0.00%
Interest-bearing deposits in other banks	32,278	19	0.23%	33,246	21	0.24%
Total earning assets	6,433,992	$70,516	4.35%	6,423,743	$71,649	4.43%
Allowance for loan losses	(31,759)			(31,631)
Total non-earning assets	835,787			849,712
Total assets	$7,238,020			$7,241,824

Liabilities and Stockholders' Equity:
Interest-bearing deposits:
Transaction and money market accounts	$2,568,628	$1,178	0.18%	$2,582,746	$1,247	0.19%
Regular savings	550,545	278	0.20%	554,202	275	0.20%
Time deposits (4)	1,318,005	1,745	0.53%	1,370,299	1,505	0.44%
Total interest-bearing deposits	4,437,178	3,201	0.29%	4,507,247	3,027	0.27%
Other borrowings (5)	536,639	2,245	1.66%	507,882	2,085	1.63%
Total interest-bearing liabilities	4,973,817	$5,446	0.43%	5,015,129	$5,112	0.40%

Noninterest-bearing liabilities:
Demand deposits	1,223,646			1,194,505
Other liabilities	58,410			52,531
Total liabilities	6,255,873			6,262,165
Stockholders' equity	982,147			979,659
Total liabilities and stockholders' equity	$7,238,020			$7,241,824

Net interest income		$65,070			$66,537

Interest rate spread (6)			3.92%			4.03%
Interest expense as a percent of average earning assets			0.34%			0.32%
Net interest margin (7)			4.01%			4.11%

(1) Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.

(2) Nonaccrual loans are included in average loans outstanding.

(3) Interest income on loans includes $504,000 and $846,000 for the three months ended December 31, 2014 and September 30, 2014 in accretion of the fair market value adjustments related to acquisitions.

(4) Interest expense on certificates of deposits includes $1.5 million and $2.0 million for the three months ended December 31, 2014 and September 30, 2014 in accretion of the fair market value adjustments related to acquisitions.

(5) Interest expense on borrowings includes $137,000 and $262,000 for the three months ended December 31, 2014 and September 30, 2014 in amortization of the fair market value adjustments related to acquisitions.

(6) Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.

(7) Core net interest margin excludes purchase accounting adjustments and was 3.88% and 3.92% for the three months ended December 31, 2014 and September 30, 2014.